Exhibit 10.18

ENOVA INTERNATIONAL, INC.

NONQUALIFIED SAVINGS PLAN

As Adopted Effective

ENOVA INTERNATIONAL, INC.

NONQUALIFIED SAVINGS PLAN

Effective as of                     ,             , Enova International, Inc. (the “Controlling Company”) hereby establishes the Enova International, Inc. Nonqualified Savings Plan (the “Plan”).

BACKGROUND AND PURPOSE

A. Background. The Controlling Company and its direct and indirect subsidiaries have been part of the CAI Controlled Group, and have participated in the Cash America International, Inc. Nonqualified Savings Plan (the “Cash America NSP”). Prior to the Effective Date of the Plan, the Controlling Company completed an initial public offering of shares of its common stock (the “IPO”), but the Controlling Company and its direct and indirect subsidiaries remain part of the CAI Controlled Group. As a result of the IPO, the Controlling Company established this Plan to (i) accept a transfer of accounts from the Cash America NSP, with respect to active employees of the Controlling Company and members of its Controlled Group who had accounts in that plan at the time of the IPO; and (ii) provide an opportunity for valued employees to participate in a nonqualified savings plan for future years.

B. Goal. The Controlling Company desires to provide its designated key management employees (and those of its affiliated companies that participate in the Plan) with an opportunity to (i) defer the receipt and income taxation of a portion of such employees’ annual compensation and (ii) receive, on a deferred basis, matching contributions made with respect to at least a portion of such employees’ own deferrals.

C. Purpose. The purpose of the Plan document is to set forth the terms and conditions pursuant to which deferrals and contributions may be made and to describe the nature and extent of the employees’ rights to their deferred amounts and employer contributions.

D. Type of Plan. The Plan constitutes an unfunded, nonqualified deferred compensation plan that benefits certain designated employees who are within a select group of key management or highly compensated employees. It is intended that this Plan comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.

STATEMENT OF AGREEMENT

To establish the Plan with the purposes and goals as hereinabove described, the Controlling Company hereby sets forth the terms and provisions of the Plan, as follows:

ARTICLE I

DEFINITIONS

For purposes of the Plan, the following terms, when used with an initial capital letter, will have the meaning set forth below unless a different meaning plainly is required by the context.

1.1 Account means, with respect to a Participant or Beneficiary, the total dollar amount or value evidenced by the last balance posted in accordance with the terms of the Plan to the account record established for such Participant or Beneficiary. As determined by the Administrative Committee, an Account may be divided into separate subaccounts.

1.2 Administrative Committee means the administrative committee of the Savings Plan, or such other committee as may be appointed by the Board, which will administer the Plan, all as provided in Article VIII.

1.3 Annual Bonus means that portion of an Eligible Employee’s Compensation that is an annual cash bonus, determined and payable on an annual basis under a plan adopted by the Company, and payable prior to Separation from Service.

1.4 Annual Bonus Deferrals means, for each Plan Year, that portion of a Participant’s Annual Bonus deferred under the Plan pursuant to Section 3.2.

1.5 Annual Bonus Election means an election through which a Participant may elect to defer under the Plan all or a portion of his Annual Bonus. Such election may be made in writing, through an interactive telephone or internet-based system or in such other manner as the Administrative Committee may prescribe.

1.6 Beneficiary means, with respect to a Participant, the person(s) designated or identified in accordance with Section 10.1 to receive any death benefits that may be payable under the Plan upon the death of the Participant.

1.7 Board means the Board of Directors of the Controlling Company.

1.8 Business Day means each day on which the Trustee operates, and is open to the public, for its business.

1.9 CAI Controlled Group means Cash America and any other entity that is required to be aggregated with Cash America under Code Sections 414(b) or (c).

1.10 Cash America means Cash America International, Inc., a Texas corporation.

1.11 Cash America NSP means the Cash America International, Inc. Nonqualified Savings Plan.

1.12 Change in Control means an event that is a change in the ownership of the Controlling Company, a change in the effective control of the Controlling Company or a change in the ownership of a substantial portion of the assets of the Controlling Company, all as defined in Code Section 409A and guidance issued thereunder. As a general overview, a Change in Control will occur on the date that any of the following events occurs:

(a) Any one person, or more than one person acting as a group (as defined in Code Section 409A), acquires ownership of Controlling Company stock that, together with all other Controlling Company stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Controlling Company. However, if any one person, or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of the Controlling Company, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the Controlling Company or to cause a change in the effective control of the Controlling Company.

(b) The date any one person, or more than one person acting as a group, acquires (or has acquired, during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Controlling Company possessing 30 percent or more of the total voting power of the stock of the Controlling Company.

(c) The date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Controlling Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Controlling Company immediately before such acquisition or acquisitions.

(d) The date a majority of the Controlling Company’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Controlling Company’s board of directors before the date of the appointment or election.

Notwithstanding the foregoing provisions, neither a change in ownership under clause (i) nor a change in effective control under clause (ii) shall be considered to have occurred as a result of any acquisition or disposition of the Controlling Company’s stock by, or an increase in the percentage of the Controlling Company’s stock owned by, Cash America or any member of the CAI Controlled Group other than the Controlling Company and its Controlled Group. For clarification purposes and without limiting the foregoing, the acquisition of the Controlling Company’s stock in a public offering shall not result in a Change-in-Control unless required by Code Section 409A.

1.13 Code means the Internal Revenue Code of 1986, as amended, and any succeeding federal tax provisions.

1.14 Company means the Controlling Company and its direct subsidiaries, except (i) Company subsidiaries that affirmatively elect not to participate in the Plan or that the Controlling Company affirmatively designates as not eligible to participate in the Plan; and (ii) any Company subsidiaries that are not U.S. companies that do not affirmatively elect, with the consent of the Controlling Company, to participate in the Plan.

1.15 Compensation means, for a Participant for any Plan Year, the total of:

(a) Such Participant’s compensation, based on the definition that is used under the Savings Plan for purposes of determining the amount of his before-tax and matching contributions thereunder as of the beginning of the Plan Year based on Savings Plan provisions adopted no later than the last day of the immediately preceding Plan Year, but disregarding the limitation imposed under Code Section 401(a)(17) that establishes, subject to cost-of-living adjustments, the maximum amount of compensation that can be taken into account for any year under the Savings Plan; plus

(b) Deferral Contributions, to the extent otherwise excluded from the compensation determined under subsection (a); plus

(c) Compensation during any portion of the Plan Year while the Participant was not an active participant in the Savings Plan, to the extent otherwise excluded; minus

(d) Severance pay and any other Compensation payable after the date of the Participant’s Separation from Service.

Compensation payable after the last day of the Plan Year for services performed during the final payroll period described in Code Section 3401(b) containing the last day of the Plan Year will be treated as Compensation for services performed in the Plan Year during which such amount is paid.

1.16 Controlled Group means the Controlling Company and any other entity that is required to be aggregated with the Controlling Company under Code Sections 414(b) or (c).

1.17 Controlling Company means Enova International, Inc., a Delaware corporation with its principal place of business in Chicago, Illinois.

1.18 Deferral Contributions means, for each Plan Year, that portion of a Participant’s Compensation (including Annual Bonus) deferred under the Plan pursuant to Section 3.2. To the extent appropriate in the context, a reference to Deferral Contributions will also mean, for periods before the Effective Date, amounts deferred under the Cash America NSP at the election of a Participant before the Effective Date that have been transferred to this Plan.

1.19 Deferral Election means an election through which a Participant may elect to defer under the Plan a portion of his Compensation (other than his Annual Bonus). Such election may be made in writing, through an interactive telephone or internet-based system or in such other manner as the Administrative Committee may prescribe.

1.20 Effective Date means                     , the date this Plan will be effective.

1.21 Eligible Employee means, for a Plan Year, an individual:

(a) Who is a member of a select group of highly compensated or key management employees of the Company; and

(b) Who is a “highly compensated employee” under the Savings Plan for such Plan Year, or is selected by the Administrative Committee before the beginning of the Plan Year to be an Eligible Employee for such Plan Year; and

(c) Who is not a nonresident alien with no U.S.-source income from employment with the Controlled Group as of the first day of the Plan Year; and

For clarity, an individual’s status as an Eligible Employee may change from Plan Year to Plan Year.

1.22 ERISA means the Employee Retirement Income Security Act of 1974, as amended.

1.23 FICA Tax means the Federal Insurance Contributions Act tax imposed under Code Sections 3101, 3121(a) and 3121(v)(2).

1.24 Financial Hardship means a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of the Participant’s dependent (as defined in Code Section 152(a)), loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. Financial Hardship will be determined by the Administrative Committee on the basis of the relevant facts of each case, including information supplied by the Participant in accordance with uniform guidelines prescribed from time to time by the Administrative Committee; provided, the Participant will be deemed not to have a Financial Hardship to the extent that such hardship is or may be relieved:

(a) Through reimbursement or compensation from insurance or otherwise;

(b) By liquidation of the Participant’s assets, to the extent the liquidation of assets would not itself cause severe financial hardship; or

(c) By cessation of deferrals under the Plan or the Savings Plan.

Examples of what could not be considered a Financial Hardship include the need to send a Participant’s child to college or the desire to purchase a home.

1.25 Investment Election means an election, made in such form as the Administrative Committee may direct, pursuant to which a Participant may elect the Investment Funds in which the amounts credited to his Account will be deemed to be invested.

1.26 Investment Funds means the investment funds and models selected from time to time by the Administrative Committee for purposes of determining the rate of return on amounts deemed invested pursuant to the terms of the Plan.

1.27 Key Employee means a Participant who is a “specified employee” as defined in Code Section 409A as of: (i) for a Participant who Separates from Service on or after the first day of a calendar year and before the first day of the fourth month of such calendar year, the December 31 of the second calendar year preceding the calendar year in which such Participant Separates from Service; or (ii) for any other Participant, the preceding December 31.

For purposes of identifying Key Employees, the Participant’s compensation means all of the items listed in Treasury Regulations Section 1.415(c)-2(b), and excluding all of the items listed in Treasury Regulations Section 1.415(c)-2(c).

1.28 Matching Compensation means, for a Participant for a Plan Year, the portion of the Participant’s Compensation that exceeds the limitation applicable for such Plan Year under Code Section 401(a)(17).

1.29 Matching Contributions means, for each Plan Year, the amount credited to a Participant’s Account pursuant to Section 3.4. To the extent appropriate in the context, a reference to Matching Contributions will also mean, for a calendar year before the Effective Date, amounts credited under the Cash America NSP before the Effective Date as a company matching contribution that have been transferred to this Plan.

1.30 Participant means any person who has been admitted to, and has not been removed from, participation in the Plan pursuant to the provisions of Article II.

1.31 Payment Date means the date on which all or a portion of the Participant’s benefit is scheduled to be paid (in the case of a lump sum payment) or commenced (in the case of installment payments) pursuant to the terms of the Plan.

1.32 Plan means the Enova International, Inc. Nonqualified Savings Plan, as contained herein and all amendments hereto. For tax purposes and purposes of Title I of ERISA, the Plan is intended to be an unfunded, nonqualified deferred compensation plan covering certain designated employees who are within a select group of key management or highly compensated employees.

1.33 Plan Year means (i) the period beginning on the Effective Date and ending on December 31, 2012, and (ii) thereafter, the 12-consecutive-month period ending on December 31 of each year. Notwithstanding the foregoing, for the purposes of election timing and irrevocability rules or as otherwise required to comply with Code Section 409A, the initial Plan Year will be the period beginning on January 1, 2012, and ending on December 31, 2012.

1.34 Savings Plan means the defined contribution retirement plan intended to be qualified under Code Sections 401(a) and 401(k) that is maintained by the Controlling Company.

1.35 Separate from Service or Separation from Service means that a Participant separates from service with the Controlled Group as defined in Code Section 409A and guidance issued thereunder. Generally, a Participant separates from service if the Participant dies, retires, or otherwise has a termination of employment with the Controlled Group member that employs the Participant and all entities that would be treated as a single employer with such entity under Code Sections 414(b) or (c) (for clarity, applying an 80% ownership threshold), determined in accordance with the following:

(a) Leaves of Absence. The employment relationship is treated as continuing intact while the Participant is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed 6 months, or, if longer, so long as the Participant retains a right to reemployment with the Controlled Group under an applicable statute or by contract. A leave of absence constitutes a bona fide leave of absence only while there is a reasonable expectation that the Participant will return to perform services for the Controlled Group. If the period of leave exceeds 6 months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such 6-month period. Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 6 months, where such impairment causes the Participant to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a 29-month period of absence will be substituted for such 6-month period.

(b) Status Change. Generally, if a Participant performs services both as an employee and an independent contractor, such Participant must separate from service both as an employee, and as an independent contractor pursuant to standards set forth in Treasury Regulations, to be treated as having a Separation from Service. However, if a Participant provides services as an employee and as a member of the Board of Directors, the services provided as a director are not taken into account in determining whether the Participant has a Separation from Service as an employee for purposes of this Plan.

(c) Termination of Employment. Whether a termination of employment has occurred is determined based on whether the facts and circumstances indicate that the Controlled Group and the Participant reasonably anticipate that (i) no further services will be performed after a certain date, or (ii) the level of bona fide services the Participant will perform after such date (whether as an employee or as an independent contractor) will permanently decrease to no more than 20 percent of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Controlled Group if the Participant has been providing services to the Controlled Group less than 36 months). Facts and circumstances to be considered in making this determination include, but are not limited to, whether the Participant continues to be treated as an employee for other purposes (such as continuation of salary and participation in employee benefit programs), whether similarly situated service providers have been treated consistently, and whether the Participant is permitted, and realistically available, to perform services for other service recipients in the same line of business. For periods during which a Participant is on a paid bona fide leave of absence and has not otherwise terminated employment as described in subsection (a) above, for purposes of this subsection the Participant is treated as providing bona fide services at a level equal to the level of services that the Participant would have been required to perform to receive the compensation paid with respect to such leave of absence. Periods during which a Participant is on an unpaid bona fide leave of absence and has not otherwise terminated employment are disregarded for purposes of this subsection (including for purposes of determining the applicable 36-month (or shorter) period).

1.36 Surviving Spouse means, with respect to a Participant, the person who is treated as married to such Participant under the laws of the state in which the Participant resides. The determination of a Participant’s Surviving Spouse will be made as of the date of such Participant’s death.

1.37 Trust or Trust Agreement means the separate agreement or agreements between the Controlling Company and the Trustee governing the Trust Fund, and all amendments thereto.

1.38 Trust Fund means the total amount of cash and other property held by the Trustee (or any nominee thereof) at any time under the Trust Agreement.

1.39 Trustee means the party or parties so designated from time to time pursuant to the terms of the Trust Agreement.

1.40 Valuation Date means each Business Day; provided, the value of an Account on a day other than a Valuation Date will be the value determined as of the immediately preceding Valuation Date.

ARTICLE II

ELIGIBILITY AND PARTICIPATION

2.1 Eligibility.

Each individual who is both an Eligible Employee and eligible to participate in the Savings Plan as of the first day of a Plan Year (whether or not he elects to make before-tax contributions to the Savings Plan) will be eligible to participate in the Plan for the entire Plan Year.

2.2 Procedure for Admission.

The Administrative Committee may require an Eligible Employee to complete such forms and provide such data as the Administrative Committee determines in its sole discretion. Such forms and data may include, without limitation, the Eligible Employee’s Deferral Election, Annual Bonus Election, acceptance of the terms and conditions of the Plan and the designation of a Beneficiary to receive any death benefits payable hereunder.

2.3 Cessation of Eligibility.

An employee will cease active participation in the Plan if he ceases to satisfy the criteria which qualified him as an Eligible Employee, in which case his Deferral Election and Annual Bonus Election will not apply to Compensation earned in any Plan Year during which he does not satisfy the requirements as an Eligible Employee. An employee will cease active participation in the Plan upon his Separation from Service, in which case his Deferral Election and Annual Bonus Election will not apply to Compensation payable after Separation from Service. Even if his active participation in the Plan ends, an employee will remain an inactive Participant in the Plan until the earlier of (i) the date the full amount of his vested Account (if any) is distributed from the Plan, or (ii) the date he again becomes an Eligible Employee and recommences active participation in the Plan. During the period of time that an employee is an inactive Participant in the Plan, his vested Account will continue to be credited with earnings as provided for in Section 3.6.

ARTICLE III

PARTICIPANTS’ ACCOUNTS; DEFERRALS AND CREDITING

3.1 Participants’ Accounts.

(a) Establishment of Accounts. The Administrative Committee will establish and maintain an Account on behalf of each Participant. Each Account will be credited with (i) Deferral Contributions, (ii) Matching Contributions, and (iii) earnings attributable to such Account, and will be debited by the amount of any distributions. A Participant’s Account may also include amounts transferred from the Cash America NSP. Each Account of a Participant will be maintained until the vested value thereof has been distributed to or on behalf of such Participant or his Beneficiary.

(b) Nature of Contributions and Accounts. Deferral Contributions, Matching Contributions and earnings credited to a Participant’s Account will be represented solely by bookkeeping entries and, except as provided in Article VII, no moneys or other assets will actually be set aside for such Participant. All payments to a Participant under the Plan will be made from the general assets of the Company. The Administrative Committee or the Board will allocate the total liability to pay benefits under the Plan among the Controlling Company and the members of its Controlled Group comprising the Company in such manner and amount as the Administrative Committee or the Board (as applicable) in its sole discretion deems appropriate. Any assets which may be acquired by the Company in anticipation of its obligations under the Plan will be part of the general assets of the Company. The Company’s obligation to pay benefits under the Plan constitutes a mere promise of the Company to pay such benefits, and a Participant or Beneficiary will be and remain no more than an unsecured, general creditor of the Company.

3.2 Deferral Contributions.

Each Eligible Employee who is eligible to participate in the Plan for a Plan Year may elect to have Deferral Contributions made on his behalf for such Plan Year by completing and delivering to the Company (or its designee) a Deferral Election and/or, if permitted by the Administrative Committee, an Annual Bonus Election, setting forth the terms of his election(s). Subject to the terms and conditions set forth below, (i) a Deferral Election may provide for (A) the reduction of an Eligible Employee’s Compensation (exclusive of Annual Bonus amounts) earned during the Plan Year for which the Deferral Election is in effect, or (B) the reduction of an Eligible Employee’s Compensation (exclusive of Annual Bonus amounts) earned during the Plan Year for which the Deferral Election is in effect, only to the extent such Compensation exceeds the limit applicable for such Plan Year under Code Section 401(a)(17); and (ii) an Annual Bonus Election will provide for the reduction of an Eligible Employee’s Annual Bonus earned during the Plan Year for which the Annual Bonus Election is in effect. The following terms will apply to such elections:

(a) Deadline. A Participant’s Deferral Election and Annual Bonus Election for the Compensation earned during a Plan Year must be made within the time period prescribed by the Administrative Committee and before the first day of such Plan Year. An Eligible Employee may change his Deferral Election and/or Annual Bonus Election for the Plan Year any time prior to the deadline specified in this subsection, subject to any restrictions or procedures determined by the Administrative Committee.

(b) Irrevocability and Term of Election.

(1) Generally. Upon the deadline specified in (a) above, an Eligible Employee’s Deferral Election and Annual Bonus Election, or deemed election upon a failure to submit a timely election, will become irrevocable for the Plan Year except as provided under this subsection. Each Participant’s Deferral Election and Annual Bonus Election for a Plan Year will remain in effect for such Plan Year and all subsequent Plan Years until the earlier of: (i) the cessation of the Participant’s deferrals because the Participant is no longer an active Participant as provided in Plan Section 2.3, including upon Separation from Service; (ii) the effective date of the Participant’s revocation of such Deferral Election or Annual Bonus Election, as applicable, for amounts earned during a subsequent Plan Year; (iii) immediately prior to the beginning of the Plan Year that includes the scheduled payment date for his Deferral Contributions under such Deferral Election or Annual Bonus Election, if such date may occur prior to Separation from Service; or (iv) the date the Participant receives a hardship distribution under the Company’s tax-qualified retirement plan that provides that a hardship distribution will be deemed necessary to satisfy an immediate and heavy financial need if the employee is prohibited from making elective contributions and employee contributions to all plans maintained by the Company for a period following the hardship distribution. A Participant’s Deferral Election and Annual Bonus Election may be cancelled in the discretion of the Administrative Committee as permitted under Code Section 409A (for example, on the date the Participant receives an unforeseeable emergency distribution pursuant to Code Section 409A). For clarity, if a Participant’s Deferral Election and Annual Bonus Election are cancelled because the Participant is no longer an active Participant as provided in Section 2.3, such individual must submit a new Deferral Election and/or Annual Bonus Election if he again becomes eligible to actively participate in the Plan.

(2) Effect of Transfers Between Related Entities. If a Participant is transferred from the employment of one entity that is part of the Company to another entity that is also part of the Company, his Deferral Election and Annual Bonus Election with the first entity will remain in effect and will apply to his Compensation from the second entity until terminated as set forth in subsection (1) above. If a Participant is transferred from employment with the Company to the employment of a member of the Controlled Group that does not participate in the Plan, his Deferral Election and Annual Bonus Election with the Company will remain in effect and will apply to his Compensation earned for the Plan Year during which the transfer occurs, and will be automatically cancelled as of the end of such Plan Year.

(c) Amount.

(1) Deferral Election. A Participant may elect to defer his Compensation in 1% increments, up to a maximum of 50% or such other maximum percentage and/or amount, if any, established by the Administrative Committee from Plan Year to Plan Year.

(2) Annual Bonus Election. If the Administrative Committee permits, the Participant may elect to reduce his Annual Bonus by a fixed dollar amount or in 1% increments, up to 100%, or such other maximum amount, if any, established by the Administrative Committee from Plan Year to Plan Year. Any percentage election will be applied to the Participant’s gross Annual Bonus without reduction for any FICA Tax applicable to the Annual Bonus, but the deferral amount will be deducted after any FICA Tax applicable to the Annual Bonus and other tax withholding related to the amount of such FICA Taxes as permitted under Code Section 409A, and will not exceed the remaining amount of the Annual Bonus after reduction for FICA Taxes and such related tax withholding.

(d) 2012 Elections. As of the Effective Date, all then-current deferral elections under the Cash America NSP for Participants who had valid deferral elections in effect under the Cash America NSP immediately before the Effective Date will transfer to and apply under this Plan. Those transferred elections will be considered Deferral Elections or Annual Bonus Elections, as applicable, under the Plan. All deferral contributions made under the Cash America NSP with respect to the period from January 1, 2012, through the Effective Date will be considered deferrals under this Plan when determining the amount of Compensation and Annual Bonus deferred for 2012 under this Plan.

3.3 Crediting of Deferred Compensation.

For each Plan Year that a Participant has a Deferral Election and/or an Annual Bonus Election in effect, the Administrative Committee will credit the amount of such Participant’s Deferral Contributions to his Account on, or as soon as practicable after, the Valuation Date on which such amount would have been paid to him but for his Deferral Election and/or Annual Bonus Election.

3.4 Matching Contributions.

As of the end of each payroll period (or such other date or time as the Administrative Committee, in its sole discretion, determines from time to time), the Administrative Committee will credit to each Participant’s Account for such period a Matching Contribution equal to 50% of the Participant’s Matching Compensation elected to be deferred under the Plan for such period, up to 5% of such Participant’s Matching Compensation; provided, the total amount of Matching Contributions credited to such Participant’s Account for any period will not exceed 2.5% of such Participant’s Matching Compensation for such period.

3.5 Debiting of Distributions.

As of each Valuation Date, the Administrative Committee will debit each Participant’s Account for any amount distributed from such Account since the immediately preceding Valuation Date.

3.6 Crediting of Earnings.

As of each Valuation Date, the Administrative Committee will credit to each Participant’s Account the amount of earnings and/or losses applicable thereto for the period since the immediately preceding Valuation Date, based on the investments applicable to the Participant’s Account pursuant to the terms of Section 4.2.

3.7 Vesting.

(a) General. A Participant will at all times be fully vested in his Deferral Contributions, and the earnings credited to his Account with respect to such Deferral Contributions. The Matching Contributions credited to a Participant’s Account and the earnings credited with respect thereto will vest in accordance with the vesting schedule, and at the same vesting percentage, as applies to the Participant’s matching account under the Savings Plan.

(b) Change in Control. If a Change in Control occurs, the Participant will be immediately 100% vested in the Matching Contributions credited to his Account and the earnings credited with respect thereto as of the date of such Change in Control. Matching Contributions credited to a Participant’s account and the earnings credited with respect thereto after the date of a Change in Control will continue to vest in accordance with the vesting schedule, and at the same vesting percentage, as applies to the Participant’s matching account under the Savings Plan.

(c) Job Abolishment. If a Participant’s employment is terminated as a result of a job abolishment, the Matching Contributions credited to his Account and the earnings credited with respect thereto will be immediately 100% vested.

3.8 Notice to Participants of Account Balances.

At least once for each Plan Year, the Administrative Committee will cause a written or electronic statement of a Participant’s Account balance to be distributed or otherwise made available to the Participant.

3.9 Good Faith Valuation Binding.

In determining the value of the Accounts, the Administrative Committee will exercise its best judgment, and all such determinations of value (in the absence of bad faith) will be binding upon all Participants and their Beneficiaries.

3.10 Errors and Omissions in Accounts.

If an error or omission is discovered in the Account of a Participant, the Administrative Committee, in its sole discretion, will cause appropriate, equitable adjustments to be made as soon as administratively practicable following the discovery of such error or omission.

ARTICLE IV

INVESTMENT FUNDS

4.1 Selection by Administrative Committee.

From time to time, the Administrative Committee will select two or more Investment Funds for purposes of determining the rate of return on amounts deemed invested in accordance with the terms of the Plan. The Administrative Committee may change, add or remove Investment Funds on a prospective basis at any time(s) and in any manner it deems appropriate.

4.2 Participant Direction of Deemed Investments.

Each Participant generally may direct the manner in which his Account will be deemed invested in and among the Investment Funds. Any Participant investment directions permitted hereunder will be made in accordance with the following terms:

(a) Nature of Participant Direction. The selection of Investment Funds by a Participant will be for the sole purpose of determining the rate of return to be credited to his Account, and will not be treated or interpreted in any manner whatsoever as a requirement or direction to actually invest assets in any Investment Fund or any other investment media. The Plan, as an unfunded, nonqualified deferred compensation plan, at no time will have any actual investment of assets relative to the benefits or Accounts hereunder.

(b) Investment of Contributions. Each Participant may make an Investment Election prescribing the percentage of the future contributions that will be deemed invested in each Investment Fund. An initial Investment Election of a Participant will be made as of the date the Participant commences participation in the Plan and will apply to all contributions credited to such Participant’s Account after such date. Such Participant may make subsequent Investment Elections as of any Business Day, and each such election will apply to all such specified contributions credited to such Participant’s Account after the Administrative Committee (or its designee) has a reasonable opportunity to process such election pursuant to such procedures as the Administrative Committee may determine from time to time. Any Investment Election made pursuant to this subsection (b) with respect to future contributions will remain effective until changed by the Participant.

(c) Investment of Existing Account Balances. Each Participant may make an Investment Election prescribing the percentage of his existing Account balance that will be deemed invested in each Investment Fund. A Participant may make such Investment Elections as of any Business Day, and each such election will be effective after the Administrative Committee (or its designee) has a reasonable opportunity to process such election. Each such election will remain in effect until changed by such Participant.

(d) Administrative Committee Discretion. The Administrative Committee will have complete discretion to adopt and revise procedures to be followed in making Investment Elections. Such procedures may include, but are not limited to, the process of making elections, the permitted frequency of making elections, the incremental size of elections, the deadline for making elections, the effective date of such elections. Any procedures adopted by the Administrative Committee that are inconsistent with the deadlines or procedures specified in this Section will supersede such provisions of this Section without the necessity of a Plan amendment. Except to the extent otherwise determined by the Administrative Committee, any investment elections in effect with respect to a Participant’s contributions and accounts under the Cash America NSP will be deemed to be such Participant’s initial investment elections under the Plan.

ARTICLE V

PAYMENT OF ACCOUNT BALANCES

5.1 Amount of Benefit Payments for Account.

Payment of a benefit amount from the Participant’s Account as of any Payment Date hereunder will be calculated by determining the total of: (i) the entire vested amount credited to the Participant’s Account that is payable on such Payment Date, determined as of the Valuation Date on which the distribution is processed; plus (ii) the vested amount of any Deferral and Matching Contributions made since such Valuation Date that are payable on such Payment Date. For purposes of this subsection, the “Valuation Date on which such distribution is processed” refers to the Valuation Date established for such purpose by administrative practice, even if actual payment is made or commenced at a later date due to delays in valuation, administration or any other procedure.

5.2 Timing and Form of Distribution of Account.

(a) Timing of Distributions.

(1) Default Timing of Distribution. Except as provided in Section 5.3, and subsections (a)(2) and (c) hereof, the Payment Date for a Participant’s Account will be the 30th day after the date the Participant Separates from Service; provided, in the case of a Participant who is a Key Employee on the date he Separates from Service for any reason other than his death, payments may not be made before the date that is 6 months after the date of Separation from Service.

(2) Payment Date Election.

(A) Generally. A Participant may elect, at the time he makes a Deferral Election and/or Annual Bonus Election for a Plan Year, to have the Payment Date for all or a portion of the part of his Account balance attributable to such elections, including any related vested Matching Contributions, be the earlier of Separation from Service (provided that payments made on account of Separation from Service other than by reason of a Participant’s death may not be made before 6 months after Separation from Service if the Participant is a Key Employee on the date he or she Separates from Service) or the first day of a specified calendar month. In the event of an election under this subsection, the specified month selected by the Participant must be no earlier than January of the second Plan Year after the year to which the Deferral Election and/or Annual Bonus Election applies. A Participant may elect a different Payment Date with respect to each Plan Year.

(B) Before 2012. For the portion of a Participant’s Account transferred from the Cash America NSP, the Payment Date(s) initially will be determined under the provisions and elections applicable to the Participant under the Cash America NSP as in effect on the Effective Date. Furthermore, for the portion of a Participant’s Account attributable to the 2012 Plan Year, the Payment Date initially will be determined by the provisions and elections applicable to contributions for the 2012 plan year for the Participant under the Cash America NSP as in effect on the Effective Date. Thereafter, modifications will be determined according to subsection (c) of this Section. For plan years beginning before January 1, 2011, under the Cash America NSP, a Participant was permitted to elect to have the Payment Date for the portion of his Account balance attributable to a given year’s deferrals, including any related vested Matching Contributions, be: (i) a specified date, (ii) the earlier of a specified date or Separation from Service (provided that payments made on account of Separation from Service other than by reason of a Participant’s death may not be made before 6 months after Separation from Service if the Participant is a Key Employee on the date he or she Separates from Service), or (iii) the later of a specified date or Separation from Service (provided that payments made on account of Separation from Service other than by reason of a Participant’s death may not be made before 6 months after Separation from Service if the Participant is a Key Employee on the date he or she Separates from Service). The specified date selected by the Participant had to be at least one year after the end of the first plan year to which the deferral election applied. Also, the Cash America NSP permitted Participants to elect Payment Dates before January 1, 2009, in accordance with transition rules under Code Section 409A.

(C) New Election Each Year. The prior year’s Payment Date election will not apply and the Participant must make a new Payment Date election for the benefit attributable to deferrals for each Plan Year.

(b) Form of Distribution for Account Balances.

(1) Single-Sum Payment. Except as provided in subsections (b)(2) and (c) hereof, the portion of a Participant’s Account payable on a given Payment Date will be distributed in the form of a single lump-sum payment.

(2) Annual Installments.

(A) Election of Annual Installments.

(i) Generally. With respect to the benefit corresponding to a Plan Year, at the time a Participant makes a Deferral Election and/or Annual Bonus Election for the Plan Year, he may elect (I) to receive such benefit in the form of annual installments to the extent that the benefit becomes payable due to Separation from Service, and/or (II) to receive such benefit in the form of annual installments to the extent the benefit becomes payable during a specified calendar month. A Participant may make different installment payment elections with respect to his benefit attributable to deferrals for each Plan Year.

(ii) Before 2012. For the portion of a Participant’s Account transferred from the Cash America NSP, the form of payment initially will be determined under the provisions and elections applicable to the Participant under the Cash America NSP as in effect on the Effective Date. Furthermore, for the portion of a Participant’s Account attributable to the 2012 Plan Year, the form of payment initially will be determined by the provisions and elections applicable to contributions for the 2012 plan year for the Participant under the Cash America NSP as in effect on the Effective Date. Thereafter, modifications will be determined according to subsection (c) of this Section. Under the Cash America NSP, for plan years beginning before January 1, 2011, a Participant was permitted to elect, with respect to the total benefit corresponding to a Payment Date, to receive such benefit in the form of annual installments.

(iii) Carryover from Year to Year.

1. No Carryover if Deferrals Cancelled. In the event that a Participant revokes his Deferral Election and his Annual Bonus Election (or has such elections cancelled pursuant to the terms of the Plan), any installment payment election(s) under such Deferral Election and/or Annual Bonus Election will not apply to the benefit attributable to deferrals for subsequent Plan Years.

2. Carryover of Separation Election But Not In-Service Election. In the event that the Participant modifies his Deferral Election, his Annual Bonus Election, or both, but does not revoke both his Deferral Election and his Annual Bonus Election, (i) the most recent installment payment election in effect with respect to payment upon Separation from Service, if any, will continue to apply to the benefit attributable to deferrals for the next Plan Year to the extent not modified; and (ii) his installment payment election, if any, for payment during a specified calendar month will not carry over and the Participant must make a new installment payment election for payment during a specified calendar month for the benefit attributable to deferrals for each Plan Year.

(B) Installment Periods. The installment payments will be made in substantially equal annual installments over a period of not less than 2 years and not more than 10 years (adjusted for earnings between payments in the manner described in Section 3.6), beginning on the applicable Payment Date. The number of annual installment payments elected by the Participant will be specified at the time the Participant makes the Deferral Election in which the installment payments are elected.

(c) Modifications of Form and Timing.

(1) Availability of Election.

(A) Benefits for Years After 2010. Except as provided in subsection (B), a Participant may make one election for the benefit attributable to each Plan Year that begins on or after January 1, 2011 (including benefits transferred from the Cash America NSP attributable to plan years of the Cash America NSP beginning on or after January 1, 2011), to change the form of payment of his benefit to the extent it becomes payable due to Separation from Service, and one election for each such Plan Year’s benefit to change the timing and/or form of payment of his benefit to the extent it becomes payable in a specified calendar month. Therefore, a Participant may make one election with respect to each such Plan Year’s deferrals, to change the form of payment that applies to the extent the benefit attributable to such Plan Year becomes payable due to Separation from Service to: (A) elect annual installment payments as described above, (B) change the number of installment payments elected, or (C) elect a lump sum. In addition, a Participant may make one election with respect to each such Plan Year’s deferrals, to (i) delay the payment (or commencement) of his benefit attributable to such Plan Year to the extent it becomes payable in a specified calendar month, and/or (ii) change the form of payment that applies to the extent the benefit attributable to such Plan Year becomes payable in a specified calendar month to: (A) elect annual installment payments as described above, (B) change the number of installment payments elected, or (C) elect a lump sum. Any election under this subsection will specify the number of installment payments elected, if any.

(B) Benefits for Years Before 2011. With respect to benefits transferred from the Cash America NSP attributable to plan years beginning before January 1, 2011, a Participant may make one election per Payment Date to (i) delay the payment (or commencement) of the portion of his Account payable on such Payment Date, and/or (ii) change the form of payment to: (A) have the portion of his Account payable on such Payment Date paid in the form of annual installment payments as described above, (B) change the number of installment payments elected, or (C) elect a lump sum. Any election under this subsection will specify the number of installment payments elected, if any. Notwithstanding the foregoing, a Participant may only make an election under this subsection with respect to benefits payable under (a)(1) above if he does not already have 2 Payment Dates other than the default payment date specified in subsection (a)(1), applicable to his benefits attributable to plan years beginning before January 1, 2011, that were transferred from the Cash America NSP.

(2) Delay in Payment Date.

(A) Payment Date Change Only. In the event of an election under subsection (1) to delay the Payment Date but not to change the form of payment, the Payment Date (or portion of the Payment Date) being altered will be delayed for 5 years as follows: (i) if payment upon Separation from Service is being altered, such payment will be delayed to 5 years after the date of payment that would otherwise apply; (ii) if a specified date is being altered, a new date must be specified that is at least 5 years after such originally specified date, and (iii) if a calendar month specified under Section 5.2(a)(2)(A) is being altered, a new calendar month must be specified that is at least 5 years after such originally specified calendar month.

(B) Form of Payment Change for Post-2010 Deferrals. In the event of an election under subsection (1)(A) to change the form of payment that applies to a benefit to the extent it becomes payable in a specified calendar month, a new calendar month will apply that is 5 years after such originally specified calendar month, or such later calendar month as the Participant may elect pursuant to subsection (1)(A). In the event of an election under subsection (1)(A) to change the form of payment that applies to a benefit to the extent it becomes payable due to Separation from Service, payment will be delayed by 5 years after the payment date that would otherwise apply.

(C) Form of Payment Change for Pre-2011 Deferrals. In the event of an election under subsection (1)(B) that includes a change in the form of payment, the Payment Date for such portion of the Participant’s Account will be delayed to 5 years after the Payment Date that would have applied under subsection (a) above (so that, in the case of an election to be paid on the earlier of or later of Separation from Service or a specified date, payment upon Separation from Service and payment upon the specified date will both be delayed to 5 years after the date payment would otherwise be made).

(3) Restrictions. Any election under this subsection (c) will not take effect until 12 months after the date on which the election is made. In the case of an amount payable on a specified date, an election under this subsection (c) must be made at least 1 year before such specified date.

(d) Medium of Payment. All distributions will be made in the form of cash.

(e) Cash-out.

(1) Employee Deferral Cashout. Except as provided in subsection (4), if at any time a Participant’s Account balance attributable to Deferral Contributions does not exceed the applicable dollar amount under Code Section 402(g)(1)(B), the Administrative Committee may elect, in its sole discretion, to pay the Participant’s entire Account balance attributable to Deferral Contributions in an immediate single-sum payment. For purposes of this provision, any deferrals of compensation that the Participant has elected under any other nonqualified deferred compensation plan maintained by a member of the Controlled Group or transferred from a nonqualified deferred compensation plan maintained by Cash America, in each case that is an “account balance plan” subject to Code Section 409A, will be considered as part of the Participant’s Account balance attributable to Deferral Contributions hereunder.

(2) Cashout of Employer Contributions. Except as provided in subsection (4), if at any time a Participant’s Account balance, other than amounts attributable to Deferral Contributions, does not exceed the applicable dollar amount under Code Section 402(g)(1)(B), the Administrative Committee may elect, in its sole discretion, to pay such portion of the Participant’s Account balance in an immediate single-sum payment. For purposes of this provision, any deferrals of compensation other than Participant elective deferrals under any other nonqualified deferred compensation plan maintained by a member of the Controlled Group or transferred from a nonqualified deferred compensation plan maintained by Cash America, in each case that is an “account balance plan” subject to Code Section 409A, will be considered as part of the Participant’s Account balance other than amounts attributable to elective deferrals of the Participant.

(3) Documentation of Determination. Any exercise of the Administrative Committee’s discretion pursuant to this subsection (e) will be evidenced in writing no later than the date of the distribution.

(4) Six Month Delay for Key Employees. Notwithstanding the foregoing, to the extent required by Code Section 409A, no payment under this subsection (e) will be made within six months after the date the Participant Separates from Service, in the case of a payment to a Participant who is a Key Employee on the date he Separates from Service.

5.3 Death Benefits.

If a Participant dies before full payment of his Account from the Plan is made, the Beneficiary or Beneficiaries designated by such Participant in his latest beneficiary designation form filed with the Administrative Committee will be entitled to receive a distribution of the Participant’s vested Account, as determined under Section 5.1. The benefit will be distributed to such Beneficiary or Beneficiaries on the 30th day after the date of the Participant’s death, in the form of a single-sum payment in cash.

5.4 Hardship Withdrawals.

Upon receipt of an application for an in-service hardship distribution and the Administrative Committee’s decision, made in its sole discretion, that a Participant has suffered a Financial Hardship, the Administrative Committee will cause the Company to pay an in-service distribution to such Participant from the Participant’s Account. Such distribution will be paid in a single sum payment within 90 days after the Administrative Committee determines that a Financial Hardship exists, which must be prior to the Participant’s Separation from Service. Such payment will be made in cash. The amount of such single-sum payment will be limited to the amount reasonably necessary to meet the Participant’s requirements resulting from the Financial Hardship. Determinations of amounts reasonably necessary to satisfy the emergency need will take into account any additional compensation that is available under this Plan due to cancellation of a deferral election upon a payment due to a Financial Hardship. However, the determination of amounts reasonably necessary to satisfy the emergency need will not take into account any additional compensation that due to the Financial Hardship is available under another nonqualified deferred compensation plan but has not actually been paid. If payment is made hereunder upon an unforeseeable emergency, it will be so designated at the time of payment. Such distribution will reduce the Participant’s Account balance as provided in Section 3.5.

5.5 Offset of Benefit by Amounts Owed to the Company.

Notwithstanding anything in the Plan to the contrary, the Administrative Committee may, in its sole discretion, offset any payment or payments of the Account to a Participant or Beneficiary under the Plan by any amount owed by such Participant or Beneficiary (whether or not such obligation is related to the Plan) to the Controlling Company or any member of the Controlled Group. Notwithstanding the foregoing, no such offset will apply before the amount to be offset is otherwise payable under the Plan, unless the following requirements are met: (i) the debt owed was incurred in the ordinary course of the relationship between the Participant and the Company, (ii) the entire amount of offset to which this sentence applies in a single taxable year does not exceed $5,000 (taking into account offsets of any amounts under other nonqualified deferred compensation plans that are required to be aggregated with benefits that would be offset under this Section), (iii) the offset occurs at the same time and in the same amount as the debt otherwise would have been due and collected from the Participant or Beneficiary, and (iv) in the case of a Participant who is a Key Employee on the date he Separates from Service, the offset does not occur within six months after the date the Participant Separates from Service.

5.6 Taxes.

(a) Amounts Payable Whether or Not Account is in Pay Status. If the whole or any part of any Participant’s or Beneficiary’s Account hereunder will become subject to FICA Tax or any state, local or foreign tax obligations, which the Company is required to pay or withhold prior to the time the Participant’s Account becomes payable hereunder, the Company will have the full power and authority to withhold and pay such tax and related taxes as permitted under Code Section 409A.

(b) Amounts Payable Only if Account is in Pay Status. If the whole or any part of any Participant’s or Beneficiary’s Account hereunder is subject to any taxes which the Company is required to pay or withhold at the time the Account becomes payable hereunder, the Company will have the full power and authority to withhold and pay such tax out of any monies or other property that the Company holds for the account of the Participant or Beneficiary, excluding, except as provided in this Section, any portion of the Participant’s Account that is not then payable.

(c) Method of Payment. The Company may permit, in its sole discretion, a Participant to remit any tax liability via personal check.

5.7 No Acceleration of Account Payments.

Except as otherwise provided in this Section, no payment scheduled to be made under this Article may be accelerated. Notwithstanding the foregoing, the Administrative Committee, in its sole discretion, may accelerate any payment scheduled to be made under this Article in accordance with Code Section 409A (for example, upon certain terminations of the Plan, limited cashouts or to avoid certain conflicts of interest); provided, a Participant may not elect whether his scheduled payment will be accelerated pursuant to this sentence.

5.8 Amounts Transferred from the Cash America NSP.

Any amounts transferred from the Cash America NSP will be administered in accordance with the terms of the Cash America NSP, including any prior payment elections made by a Participant, to the extent required to avoid income inclusion under Code Section 409A. For the avoidance of doubt, the determination of whether amounts transferred from the Cash America NSP become vested as a result of a Change in Control after the Effective Date will be determined under sections 1.12 and 3.7 of the Plan. Furthermore, it is intended that, for the initial Plan Year of the Plan, this Plan will be a continuation of the Cash America NSP with respect to the Participants, including, without limitation, retention of all elections and restrictions required by Code Section 409A, and this Plan will be construed accordingly.

ARTICLE VI

CLAIMS

6.1 Rights.

If a Participant or Beneficiary has any grievance, complaint or claim concerning any aspect of the operation or administration of the Plan, including but not limited to claims for benefits (collectively referred to herein as “claim” or “claims”), the Participant will submit the claim in accordance with the procedures set forth in this Article. All such claims must be submitted within the “applicable limitations period.” The “applicable limitations period” will be 2 years, beginning (i) in the case of any lump-sum payment, on the date on which the payment was made, (ii) in the case of a periodic payment, the date of the first in the series of payments, or (iii) for all other claims, on the date on which the action complained of occurred. Additionally, upon denial of an appeal pursuant to Section 6.2(b) hereof, a Participant or Beneficiary will have 90 days within which to bring suit against the Plan for any claim related to such denied appeal; any such suit initiated after such 90-day period will be precluded.

6.2 Claims.

(a) Initial Claim. Claims for benefits under the Plan may be filed with the Administrative Committee on forms or in such other written documents, as the Administrative Committee may prescribe. The Administrative Committee will furnish to the claimant written notice of the disposition of a claim within 90 days after the application therefor is filed; provided, if special circumstances require an extension of time for processing the claim, the Administrative Committee will furnish written notice of the extension to the claimant prior to the end of the initial 90-day period, and such extension will not exceed one additional, consecutive 90-day period. In the event the claim is denied, the notice of the disposition of the claim will provide the specific reasons for the denial, citations of the pertinent provisions of the Plan, where appropriate, an explanation as to how the claimant can perfect the claim and/or submit the claim for review, and a statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse determination on review.

(b) Appeal. Any Participant or Beneficiary who has been denied a benefit will be entitled, upon request to the Administrative Committee, to appeal the denial of his claim. The claimant (or his duly authorized representative) may review pertinent documents related to the Plan and in the Administrative Committee’s possession in order to prepare the appeal. The request for review, together with a written statement of the claimant’s position, must be filed with the Administrative Committee no later than 60 days after receipt of the written notification of denial of a claim provided for in subsection (a). The Administrative Committee’s decision will be made within 60 days following the filing of the request for review; provided, if special circumstances require an extension of time for processing the appeal, the Administrative Committee will furnish written notice of the extension to the claimant prior to the end of the initial 60-day period, and such extension will not exceed one additional 60-day period. If unfavorable, the notice of the decision will explain the reasons for denial, indicate the provisions of the Plan or other documents used to arrive at the decision, and state the claimant’s right to bring a civil action under ERISA Section 502(a).

(c) Satisfaction of Claims. Any payment to a Participant or Beneficiary will to the extent thereof be in full satisfaction of all claims hereunder against the Administrative Committee and the Company, any of whom may require such Participant or Beneficiary, as a condition to such payment, to execute a receipt and release therefor in such form as determined by the Administrative Committee or the Company. If a receipt and release is required but the Participant or Beneficiary (as applicable) does not provide such receipt and release in a timely enough manner to permit a timely distribution in accordance with the general timing of distribution provisions in the Plan, such payment will be forfeited.

ARTICLE VII

SOURCE OF FUNDS; TRUST

7.1 Source of Funds.

Except as provided in this Section and Section 7.2, the Company will provide the benefits described in the Plan from the general assets of the Company. In any event, the Company ultimately will have the obligation to pay all benefits due to Participants and Beneficiaries under the Plan. The Company may, but will not be required to, establish a Trust and may pay over funds from time to time to such Trust (as described in Section 7.2), and, to the extent that funds in such Trust allocable to the benefits payable under the Plan are sufficient, the Trust assets will be used to pay benefits under the Plan. If such Trust assets are not sufficient to pay all benefits due under the Plan, then the Company will have the obligation, and the Participant or Beneficiary who is due such benefits will look to the Company to provide, such benefits. The Administrative Committee or the Board will allocate the total liability to pay benefits under the Plan among the Controlling Company and the members of its Controlled Group comprising the Company in such manner and amount as the Administrative Committee or the Board (as applicable) in its sole discretion deems appropriate.

7.2 Trust.

The Company may transfer all or any portion of the funds necessary to fund benefits accrued hereunder to the Trustee to be held and administered by the Trustee pursuant to the terms of the Trust Agreement. To the extent provided in the Trust Agreement, each transfer into the Trust Fund will be irrevocable as long as the Company has any liability or obligations under the Plan to pay benefits, such that the Trust property is in no way subject to use by the Company; provided, it is the intent of the Company that the assets held by the Trust are and will remain at all times subject to the claims of the general creditors of the Company. No Participant or Beneficiary will have any interest in the assets held by the Trust or in the general assets of the Company other than as a general, unsecured creditor. Accordingly, the Company will not grant a security interest in the assets held by the Trust in favor of the Participants, Beneficiaries or any creditor.

7.3 Funding Prohibition Under Certain Circumstances.

Notwithstanding anything in this Article to the contrary, no assets will be set aside to fund benefits under the Plan if such setting aside would be treated as a transfer of property under Code Section 83 pursuant to Code Section 409A(b).

ARTICLE VIII

ADMINISTRATIVE COMMITTEE

8.1 Action.

Action of the Administrative Committee may be taken with or without a meeting of committee members; provided, action will be taken only upon the vote or other affirmative expression of a majority of the committee members qualified to vote with respect to such action. If a member of the committee is a Participant or Beneficiary, he will not participate in any decision which solely affects his own benefit under the Plan. For purposes of administering the Plan, the Administrative Committee will choose a secretary who will keep minutes of the committee’s proceedings and all records and documents pertaining to the administration of the Plan. The secretary may execute any certificate or any other written direction on behalf of the Administrative Committee.

8.2 Rights and Duties.

The Administrative Committee will administer the Plan and will have all the powers necessary to accomplish that purpose, including (but not limited to) the following:

(a) To construe, interpret and administer the Plan;

(b) To make determinations required by the Plan, and to maintain records regarding Participants’ and Beneficiaries’ benefits hereunder;

(c) To compute and certify to the Company the amount and kinds of benefits payable to Participants and Beneficiaries, and to determine the time and manner in which such benefits are to be paid;

(d) To authorize all disbursements by the Company pursuant to the Plan;

(e) To maintain all the necessary records of the administration of the Plan;

(f) To make and publish such rules for the regulation of the Plan as are not inconsistent with the terms hereof;

(g) To have all powers elsewhere conferred upon it;

(h) To appoint a Trustee hereunder;

(i) To delegate to other individuals or entities from time to time the performance of any of its duties or responsibilities hereunder; and

(j) To hire agents, accountants, actuaries, consultants and legal counsel to assist in operating and administering the Plan.

The Administrative Committee will have the exclusive right in its discretion to construe and interpret the Plan, to decide all questions of eligibility for benefits and to determine the amount of such benefits, and its decisions on such matters will be final and conclusive on all parties.

8.3 Compensation, Indemnity and Liability.

The Administrative Committee and its members will serve as such without bond and without compensation for services hereunder. All expenses of the Administrative Committee will be paid by the Company. No member of the committee will be liable for any act or omission of any other member of the committee, nor for any act or omission on his own part, except with regard to his own willful misconduct. The Company will indemnify and hold harmless the Administrative Committee and each member thereof against any and all expenses and liabilities, including reasonable legal fees and expenses, arising out of his membership on the Administrative Committee, excepting only expenses and liabilities arising out of his own willful misconduct.

ARTICLE IX

AMENDMENT AND TERMINATION

9.1 Amendments.

The Board or the Administrative Committee will have the right, in its sole discretion, to amend the Plan in whole or in part at any time and from time to time; provided, any amendment that may result in significantly increased expenses under the Plan must be approved by the Board. Any amendment will be in writing and executed by a duly authorized officer of the Controlling Company. An amendment to the Plan may modify its terms in any respect whatsoever; provided, no such action may reduce the amount already credited to a Participant’s Account without the affected Participant’s written consent. All Participants and Beneficiaries will be bound by such amendment.

9.2 Freezing or Termination of Plan.

(a) Freezing. The Controlling Company, through action of the Board, reserves the right to discontinue and freeze the Plan at any time, for any reason. Any action to freeze the Plan will be taken by the Board in the form of a written Plan amendment executed by a duly authorized officer of the Controlling Company.

(b) Termination. The Controlling Company expects to continue the Plan but reserves the right to terminate the Plan and fully distribute all Accounts under the Plan at any time, for any reason; provided, the distribution of Accounts will be subject to the restrictions provided under Code Section 409A (including, to the extent required by Code Section 409A, the 6-month delay that applies to distributions to Key Employees following Separation from Service). Any action to terminate the Plan will be taken by the Board in the form of a written Plan amendment executed by a duly authorized officer of the Controlling Company. If the Plan is terminated, each Participant will become 100% vested in his Account. Such termination will be binding on all Participants and Beneficiaries.

ARTICLE X

MISCELLANEOUS

10.1 Beneficiary Designation.

(a) General. Participants will designate and from time to time may redesignate their Beneficiaries in such form and manner as the Administrative Committee may determine. For a Participant who becomes a Participant on the Effective Date and previously participated in the Cash America NSP, the beneficiary designation such Participant had in effect under the Cash America NSP, if any, immediately before the Effective Date, will become such Participant’s Beneficiary under this Plan as of the Effective Date.

(b) No Designation or Designee Dead or Missing. In the event that:

(1) a Participant dies without designating a Beneficiary;

(2) the Beneficiary designated by a Participant is not surviving when a payment is to be made to such person under the Plan, and no contingent Beneficiary has been designated; or

(3) the Beneficiary designated by a Participant cannot be located by the Administrative Committee;

then, in any of such events, the Beneficiary of such Participant will be the Participant’s Surviving Spouse, if any, and if not, then the estate of the Participant; provided, if the Participant does not have a Surviving Spouse (or the Surviving Spouse cannot be located), and no claim has been made on behalf of the Participant’s estate within a reasonable period of time after the Participant’s death, then the Beneficiary will be such heirs and/or relatives of the Participant as the Administrative Committee may determine in its sole discretion, and payment to such Beneficiary will be deemed in full satisfaction of the Participant’s benefits under the Plan, without further liability with respect to such Participant’s benefits on the part of the Plan, the Controlling Company, any affiliate, or the Administrative Committee.

10.2 Distribution Pursuant to a Domestic Relations Order.

Upon receipt of a valid domestic relations order (determined in accordance with the rules applicable to a tax-qualified retirement plan under Code Section 401(a)) requiring the distribution of all or a portion of a Participant’s Account to an alternate payee, the Administrative Committee will cause the Company to pay a distribution to such alternate payee. All distributions to alternate payees under the Plan will be in the form of a single lump sum payment.

10.3 Taxation.

It is the intention of the Company that the benefits payable hereunder will not be deductible by the Company nor taxable for federal income tax purposes to Participants or Beneficiaries until such benefits are paid by the Company, or the Trust, as the case may be, to such Participants or Beneficiaries. Without limiting the foregoing, it is intended that the Plan meet the requirements of Code Section 409A, and the Administrative Committee will use its reasonable best efforts to interpret and administer the Plan in accordance with such requirements.

10.4 No Employment Contract.

Nothing herein contained is intended to be nor will be construed as constituting a contract or other arrangement between the Company and any Participant to the effect that the Participant will be employed by the Company for any specific period of time.

10.5 Headings.

The headings of the various articles and sections in the Plan are solely for convenience and may not be relied upon in construing any provisions hereof. Any reference to a section refers to a section of the Plan unless specified otherwise.

10.6 Gender and Number.

Use of any gender in the Plan will be deemed to include both genders when appropriate, and use of the singular number will be deemed to include the plural when appropriate, and vice versa in each instance.

10.7 Assignment of Benefits.

The right of a Participant or Beneficiary to receive payments under the Plan will not be anticipated, alienated, sold, assigned, transferred, pledged, encumbered, attached or garnished by creditors of such Participant or Beneficiary, except by will or by the laws of descent and distribution and then only to the extent permitted under the terms of the Plan.

10.8 Legally Incompetent.

The Administrative Committee, in its sole discretion, may direct that payment be made to an incompetent or disabled person, whether because of minority or mental or physical disability, to the guardian of such person, to the person having custody of such person, to any relative of such person, or to anyone with whom such person lives, without further liability on the part of the Company for the amount of such payment to the person on whose account such payment is made.

10.9 Governing Law.

The Plan will be construed, administered and governed in all respects in accordance with applicable federal law (including ERISA) and, to the extent not preempted by federal law, in accordance with the laws of the State of Illinois. If any provisions of this instrument are held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof will continue to be fully effective.

IN WITNESS WHEREOF, the Controlling Company has caused the Plan to be executed by its duly authorized officer on the              day of             ,             .

ENOVA INTERNATIONAL, INC.

By:

Title: